Exhibit 99.1

Contact:

Gary S. Titus	Jane Green

Chief Financial Officer	510.731.5335 (office)
510.731.5373	415.652.4819 (mobile)
titus@kosan.com	green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES LICENSE OF MOTILIN AGONIST PROGRAM TO PFIZER

Kosan Will Receive Upfront Payment of $12.5 Million; Eligible to Receive Additional

Milestone Payments for Total Deal Value of up to $250 Million

Hayward, CA – December 20, 2006 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced the establishment of a worldwide license agreement with Pfizer Inc for Kosan’s motilin agonist program. The agreement includes Kosan’s clinical candidate, KOS-2187 and related compounds. KOS-2187 has demonstrated improved gastric emptying in preclinical studies and may have therapeutic benefit in gastrointestinal diseases such as gastro-esophageal reflux disease (GERD), or diabetic gastroparesis (delayed gastric emptying).

Under the terms of the license agreement, Kosan and Pfizer will collaborate on filing of regulatory documents and initiation of a Phase 1 clinical trial of KOS-2187. Pfizer will be responsible for all development, regulatory and commercial activities related to the motilin agonist program. Kosan will receive an upfront payment of $12.5 million and will be eligible to receive up to $250 million for the successful development and commercialization of KOS-2187 for one indication, as well as royalties on worldwide sales. This total value of up to $250 million includes development milestone payments of up to $72.5 million.

Should Pfizer elect to develop KOS-2187 for a second indication or to develop other Kosan compounds within the licensed rights, additional development and commercial milestones may be payable to Kosan as well as royalties on worldwide sales of any licensed Kosan product.

“We have achieved a major corporate goal by partnering our gastrointestinal-focused motilin agonist program with Pfizer” said Robert G. Johnson, Jr., M.D., Ph.D., President and Chief Executive Officer of Kosan. “Kosan today is focused on advancing novel cancer therapeutics, as evidenced by our advancing Hsp90 inhibitor and epothilone oncology programs which are progressing into later-stage clinical development. Our motilin agonist program is the most promising polyketide-based, non-oncology asset to emerge from our proprietary discovery platform. This agreement with Pfizer further underscores Kosan’s ability to convert technology into valuable product opportunities.”

“Pfizer believes that the mechanism of action of KOS-2187 and its demonstrated activity as a prokinetic agent are significant indications of its potential as a new approach for the treatment of gastrointestinal diseases,” said James Bristol, Senior Vice President, Pfizer World Wide Discovery Research. “We believe that KOS-2187 is a valuable addition to Pfizer’s GI portfolio.”

About Motilin Agonists

Motilin, a hormone that is secreted by the small intestine, stimulates gastrointestinal motility (movement). Erythromycin, a polyketide best known for its antibiotic activity, is an agonist of the motilin receptor that enhances esophageal motility in GERD patients and accelerates gastric emptying in patients with diabetic gastroparesis. Kosan has developed potent, non-antibiotic derivatives of erythromycin for the treatment of gastrointestinal motility disorders, and selected KOS-2187 as a clinical candidate. KOS-2187 is a potent, selective motilin receptor agonist that is chemically stable and orally bioavailable and lacks antibiotic activity. In preclinical studies, KOS-2187 showed an improved safety profile relative to erythromycin and accelerated gastric emptying, suggesting that it may provide symptom relief in several gastrointestinal diseases.

Kosan has prepared a clinical trial application (CTA) for filing with the European regulatory authorities to enable first-in-human studies of KOS-2187. Pfizer plans to file the Kosan CTA and initiate clinical trials in early 2007.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development – Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Kosan’s proprietary formulation of tanespimycin (KOS-953) is currently in Phase 1 and 2 clinical trials, primarily for multiple myeloma in combination with Velcade® and HER2-positive metastatic breast cancer in combination with Herceptin®. In addition, intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials.

Epothilones inhibit cell division with a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-862 is currently being studied in a Phase 2 single-agent clinical trial in patients with HER2-positive metastatic breast cancer, as well as a Phase 2 combination trial with Herceptin®. KOS-1584, a second candidate designed to improve pharmacokinetics, is in Phase 1 clinical trials in patients with solid tumors. Kosan’s epothilone program is partnered with Roche through a global development and commercialization agreement.

For additional information on Kosan Biosciences, please visit the company’s website at www.kosan.com.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements relating to the potential for Kosan to receive milestone payments and royalties from the license agreement with Pfizer; the further development and potential safety and efficacy of Kosan’s product candidates, including without limitation KOS-2187 and other compounds from Kosan’s motilin agonist program; development plans with respect to KOS-2187, including but not limited to plans with respect to the initiation of Phase 1 clinical trials and the timing thereof; and Kosan’s ability to generate future product opportunities from its technology. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks related to the pre-clinical and clinical development of Kosan’s product candidates, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; Kosan’s reliance on Pfizer for the potential manufacture, development and commercialization of any compounds from Kosan’s motilin agonist program, including KOS-2187; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

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